Exhibit 3.3

ARTICLES OF AMENDMENT TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

IMMUCOR, INC.

I.

The name of the corporation is IMMUCOR, INC., a Georgia corporation (the “Corporation”).

II.

The fifth article of the Amended and Restated Articles of Incorporation of the Corporation is amended to read as follows:

FIFTH:   The corporation shall have authority, exercisable by its Board of Directors, to issue not more than 120,000,000 shares of common voting stock of $0.10 par value per share.

The corporation shall have the authority to acquire shares of its capital stock out of its unreserved and unrestricted earned surplus and capital surplus available therefore as otherwise provided by law.

All other provisions of the Amended and Restated Articles of Incorporation shall remain in full force and effect.

These Articles of Amendment to the Amended and Restated Articles of Incorporation were duly adopted and approved by the Board of Directors and the shareholders of the Corporation on August 23, 2005 and December 13, 2005, respectively, pursuant to Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation on December 22, 2005.

IMMUCOR, INC.

By:	/s/ Philip H. Moise
Philip H. Moise, Assistant Secretary